Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 of EZGO Technologies Ltd. and Subsidiaries (the “Company”) of our report dated January 26, 2024 with respect to our audits of the consolidated financial statements of the Company as of September 30, 2023 and 2022, and for each of the years in the two-year period ended September 30, 2023, including in its Annual Report on Form 20-F of the Company for the year ended September 30, 2024, filed with the U.S. Securities and Exchange Commission on January 17, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York
February 18, 2025